Exhibit 99.1

1941 Stryker Way

Portage, MI 49002

www.stryker.com	November 9, 2026

Press release

Stryker announces intention to nominate Jim Davis to board of directors

PORTAGE, Mich. – Nov. 9, 2026 – Stryker (NYSE:SYK) announced that its board of directors has nominated Jim Davis for election to the company’s board, effective Jan. 1, 2027.

Jim serves as Chairman, CEO and President of Quest Diagnostics. He brings extensive leadership experience across healthcare, medical technology and global operations.

Before joining Quest, Jim served as CEO of InSightec, Inc., a global medical device company. Prior to that, he spent two decades in senior management roles across General Electric’s healthcare and aviation businesses, including five years leading GE’s MRI business. Before GE, Jim led the development of strategic and operating initiatives for clients of McKinsey & Company, Inc.

Jim holds a master’s degree in management from the MIT Sloan School of Management, a master’s degree in science from MIT and a bachelor’s degree in aeronautical engineering from the University of Michigan.

“We are pleased to have Jim as a nominee for our board,” said Kevin Lobo, Chair and CEO, Stryker. “His deep healthcare experience, operational leadership and understanding of medical technology will be a strong addition as we continue to advance Stryker’s strategy and mission.”

About Stryker

Stryker is a global leader in medical technologies and, together with our customers, we are driven to make healthcare better. We offer innovative products and services in MedSurg, Neurotechnology and Orthopaedics that help improve patient and healthcare outcomes. Alongside our customers around the world, we impact more than 150 million patients annually. More information is available at www.stryker.com.

Contacts

For investor inquiries:

Nick Mead, Vice President, Investor Relations at 269-385-2600 or nick.mead@stryker.com

For media inquiries:

Kim Montagnino, Vice President, Chief Communications Officer at 269-385-2600 or kim.montagnino@stryker.com